EXHIBIT 99.1

                 Baldwin Announces Restructuring Plan

    SHELTON, Conn.--(BUSINESS WIRE)--Dec. 21, 2007--Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in process automation technology for the printing industry, announced today that it is undertaking a plan to restructure some of its operations in Europe. The Company estimates that the total cost of implementing this restructuring plan will be approximately $960,000, which will be recorded as a pre-tax charge in the quarter ending December 31, 2007. The pre-tax estimated savings from the plan is expected to be approximately $1.2 million annually, which will result from a reduction in employment levels at the Company's operations in Germany.

    Company President and CEO, Karl Puehringer, commented on the initiatives: "As the Company progressed with the integration of the Oxy-Dry acquisition during the year, we continued to review our operations in Germany to identify additional opportunities for rationalization to attain an appropriate balance in our manufacturing and engineering resources. The cost reductions contemplated in this restructuring will better position the Company in the current competitive marketplace, especially given softer order intake rates for the German OEM press manufacturers. The actions to be taken under the restructuring plan are in process and are expected to be completed by the end of the current fiscal year."

    About Baldwin

    Baldwin Technology Company, Inc. is a leading global supplier of process automation equipment for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Conn., the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. For more information, visit http://www.baldwintech.com.

    Cautionary Statement: This release may contain statements regarding restructuring charges and expenses and expected future savings or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A "Risk Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

    CONTACT: Baldwin Technology Company, Inc.
             Helen P. Oster, 203-402-1004



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